Exhibit 99.1

NEWS RELEASE

For Immediate Release
January 31, 2018

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Elects Diane Strong-Treister to Board of Directors

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), has elected Diane Strong-Treister, to its Board of Directors effective immediately and expiring at the next annual meeting of the shareholders scheduled for April 2018. This increases the number of directors of the Company from 13 to 14. The Board of Directors expects to recommend Ms. Strong-Treister as a Class I director, whose terms shall expire at the annual meeting of the shareholders in 2021, for shareholder approval in the election of directors scheduled for April 2018.

Strong-Treister grew up in Southeastern Ohio. She attended Rio Grande College and West Virginia State College. She joined Manpower on January 2, 1987 and began expanding the Manpower offices and growing it to eleven locations. Strong-Treister became President and Owner in 1997 after the death of her husband, Loren Treister. Strong-Treister continues to operate the 11 Manpower offices in West Virginia and Eastern Kentucky, including the following markets where City National Bank is located: Charleston, Morgantown, Bridgeport, Ripley, Huntington, Teays Valley and Ashland.

Strong-Treister serves on the Workforce Investment Board for the State of West Virginia; Mountwest Community & Technical College Foundation Board, Charleston Roundtable Committee of the Federal Reserve Bank of Richmond, and the Buckskin Council of Boy Scouts Board and received her Women Business Enterprise National Council certification (WBENC) in 2016. She founded the Strong-Treister Family Foundation upon the death of her husband Loren, in whose memory the soccer fields at Cato Park were named, and gives to many philanthropic organizations. Strong-Treister is a 2014 Recipient of the YWCA Women of Achievement.

“Diane represents a wonderful addition to the City Holding Board of Directors,” said Charles Hageboeck, President and Chief Executive Officer of City Holding. “Diane is one of the most positive and high energy people I know. With new City branches planned for Morgantown and Columbus, Ohio and nearly 850 employees, Diane’s unparalleled expertise in human resources will be invaluable. She is a highly respected business leader and brings an added dimension to our board’s collective expertise. She has grown her business significantly – and she understands the challenges of running an organization with staff located in many different communities. We are thrilled to have her!”

City Holding Company is a $4.1 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 86 branches across West Virginia, Virginia, Kentucky and Ohio.

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